Exhibit 99.1

news release

News Media Contact:	Kirk Saville (336) 519-6192
Analysts and Investors Contact:	T.C. Robillard (336) 519-2115

HANESBRANDS APPOINTS CHERYL K. BEEBE TO BOARD OF DIRECTORS

WINSTON-SALEM, N.C. – (Dec. 9, 2020) – HanesBrands (NYSE: HBI), a leading global marketer of branded everyday basic apparel, today announced that financial executive Cheryl K. Beebe has been appointed to the company’s Board of Directors.

With the appointment of Beebe, whose term runs until the 2021 annual meeting of stockholders, the HanesBrands Board has nine members. Beebe will serve on the Board’s audit committee.

“Cheryl brings extensive experience in global strategy and a deep background in all aspects of financial operations,” said Steve Bratspies, chief executive officer, HanesBrands. “Her knowledge will be particularly valuable as we build our strategy to unlock long-term growth and put the consumer at the center of everything we do.”

Beebe’s prior leadership experience includes a decade as executive vice president and chief financial officer of Ingredion, a leading global ingredients solutions provider, where she was responsible for all aspects of the company’s financial operations. Beebe also had responsibility for the global IT and procurement functions and played a key role in setting the strategic direction of the company.

In more than 30 years with Ingredion, Beebe held a number of other leadership positions in the company, including senior advisor to the CEO, vice president finance and corporate treasurer. She is a current member of the board of directors of Packaging Corporation of America (PKG) and The Mosaic Company (MOS). She also serves as a member and chair of the Board of Trustees for Goldman Sachs Asset Management GSTII funds and a member of the Board of Trustees of Fairleigh Dickinson University, New Jersey’s largest private university.

“We’re pleased to have a leader with Cheryl’s record of financial leadership and strategic insight join the team,” said Chairman of the Board Ronald L. Nelson. “We welcome Cheryl and look forward to her contributions and leadership as we transform HanesBrands.”

Beebe holds a bachelor’s degree in accounting from Rutgers University and a master’s degree in business administration from Fairleigh Dickenson University.

HanesBrands Appoints Cheryl K. Beebe to Board of Directors

HanesBrands

HanesBrands, based in Winston-Salem, N.C., is a socially responsible leading marketer of everyday basic innerwear and activewear apparel in the Americas, Europe, Australia and Asia-Pacific. The company sells its products under some of the world’s strongest apparel brands, including Hanes, Champion, Bonds, Maidenform, DIM, Bali, Playtex, Bras N Things, Nur Die/Nur Der, Alternative, L’eggs, JMS/Just My Size, Lovable, Wonderbra, Berlei and Gear for Sports. The company sells T-shirts, bras, panties, shapewear, underwear, socks, hosiery, and activewear produced in the company’s low-cost global supply chain. A Fortune 500 company and member of the S&P 500 stock index (NYSE: HBI), Hanes has approximately 63,000 employees in more than 40 countries. For more information, visit the company’s corporate website at www.Hanes.com/corporate and newsroom at https://newsroom.hanesbrands.com/. Connect with the company via social media: Twitter (@hanesbrands), Facebook (www.facebook.com/hanesbrandsinc), Instagram (@hanesbrands), and LinkedIn (@Hanesbrandsinc).

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HanesBrands Appoints Cheryl K. Beebe to Board of Directors